Exhibit 99.1

Contact:	Mike Huston, President, CEO, and COO
(907) 261-8750
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earns $27.1 Million, or $1.20 Per Diluted Share, in Third Quarter 2025

ANCHORAGE, Alaska - October 22, 2025 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the “Company”) today reported net income of $27.1 million, or $1.20 per diluted share, in the third quarter of 2025, compared to $11.8 million, or $0.52 per diluted share, in the second quarter of 2025, and $8.8 million, or $0.39 per diluted share, in the third quarter a year ago. The increase in third quarter 2025 profitability as compared to the third quarter a year ago was primarily the result of the gain from the sale of certain assets by Pacific Wealth Advisors of $14.2 million, as well as an increase in net interest income, and higher purchased receivable income, which were partially offset by a higher provision for income taxes and higher other operating expenses. Net interest income increased over the same periods primarily due to higher earning asset balances, lower interest-bearing liability balances, higher yields on earning assets, and a lower cost of funds. Purchased receivable income increased primarily due to the Company’s acquisition of Sallyport Commercial Finance, LLC (“Sallyport or SCF”), which was completed on October 31, 2024. Sallyport and its direct and indirect subsidiaries provide services and products related to purchased receivable factoring and asset-based lending in the United States, Canada, and the United Kingdom.

The Company's Board of Directors approved a 4-for-1 forward stock split of its common stock that was effective after the close of business on September 22, 2025, for shareholders of record at the close of business on September 18, 2025 (the “Stock Split”). The Stock Split is part of the Company's ongoing review of optimal trading and spread levels. The intended purpose of the Stock Split is to enhance stock liquidity, make shares more accessible to a broader base of retail investors, and support increased trading activity. All per share ratios in this release have been adjusted to reflect the impact of the Stock Split.

Dividends per share in the third quarter of 2025 remained consistent with the first and second quarter of 2025 at $0.16 per share as compared to $0.155 per share in the third quarter of 2024.

“We achieved yet another quarter of record core earnings as loan yields continued to increase and deposit costs decreased. In addition, we recognized a $10.9 million after-tax gain from the sale of certain assets by Pacific Wealth Advisors where we have a minority interest,” said Mike Huston, Northrim’s President and Chief Executive Officer. “Northrim’s Alaskan deposit market share increased by 187 basis points to 17.5% in 2025 and has increased by 531 basis points over the past five years. We are proud of this progress and believe these gains are the result of consistent investments in our people and banking infrastructure.”

Third Quarter 2025 Highlights:

•Net interest income in the third quarter of 2025 increased 5% to $35.3 million compared to $33.6 million in the second quarter of 2025 and increased 23% compared to $28.8 million in the third quarter of 2024.
•Net interest margin on a tax equivalent basis (“NIMTE”)* was 4.88% for the third quarter of 2025, up 16-basis points from the second quarter of 2025 and up 53-basis points from the third quarter a year ago.

Northrim BanCorp Earns $27.1 Million, or $1.20 per Diluted Share in 3Q25
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•Return on average assets (“ROAA”) was 3.32% and return on average equity (“ROAE”) was 35.66% for the third quarter of 2025 compared to ROAA of 1.48% and ROAE of 16.37% in the prior quarter and ROAA of 1.22% and ROAE of 13.69% for the third quarter of 2024.
•Portfolio loans were $2.22 billion at September 30, 2025, up 1% from the preceding quarter and up 11% from a year ago, primarily due to new customer relationships and expanding market share, as well as retaining certain mortgages originated by Residential Mortgage, a subsidiary of Northrim Bank (the “Bank”). The Company sold $61 million in consumer mortgages in the second quarter of 2025 and $16 million in the third quarter of 2025 that were included in loans held for investment as of the end of 2024 to reduce the concentration of residential real estate loans and to provide additional liquidity for future commercial and construction loan growth.
•Total deposits were $2.91 billion at September 30, 2025, up 3% from the preceding quarter, and up 11% from $2.63 billion a year ago. Non-interest bearing demand deposits increased 12% from the preceding quarter and increased 14% year-over-year to $872.1 million at September 30, 2025 and represent 30% of total deposits.
•The average cost of interest-bearing deposits was 2.00% at September 30, 2025, down from 2.04% at June 30, 2025 and 2.24% at September 30, 2024.
•Mortgage loan originations were $234.0 million in the third quarter of 2025, down from $277.1 million in the second quarter of 2025 and $248.0 million in the third quarter a year ago. Mortgage loans funded for sale were $218.2 million in the third quarter of 2025, compared to $249.7 million in the second quarter of 2025 and $210.0 million in the third quarter of 2024.

Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Total assets	$3,312,332	$3,243,760	$3,140,960	$3,041,869	$2,963,392
Total portfolio loans	$2,218,970	$2,202,115	$2,124,330	$2,129,263	$2,007,565
Total deposits	$2,906,463	$2,809,170	$2,777,977	$2,680,189	$2,625,567
Net income	$27,065	$11,778	$13,324	$10,927	$8,825
Adjusted net income*	$16,195	$11,778	$13,324	$10,927	$8,825
Diluted earnings per share	$1.20	$0.52	$0.60	$0.49	$0.39
Adjusted diluted earnings per share*	$0.72	$0.52	$0.60	$0.49	$0.39
Return on average assets	3.32%	1.48%	1.76%	1.43%	1.22%
Adjusted return on average assets*	1.99%	1.48%	1.76%	1.43%	1.22%
Return on average shareholders’ equity	35.66%	16.37%	19.70%	16.32%	13.69%
Adjusted return on average shareholders’ equity*	21.34%	16.37%	19.70%	16.32%	13.69%
NIM	4.83%	4.66%	4.55%	4.41%	4.29%
NIMTE*	4.88%	4.72%	4.61%	4.47%	4.35%
Efficiency ratio	45.51%	64.68%	63.54%	66.96%	66.11%
Adjusted efficiency ratio*	57.85%	64.68%	63.54%	66.96%	66.11%
Total shareholders’ equity/total assets	9.53%	8.95%	8.91%	8.78%	8.78%
Tangible common equity/tangible assets*	8.12%	7.50%	7.41%	7.23%	8.28%

* NIMTE, pre-provision pre-tax net revenue, tangible book value per share, and tangible common equity to tangible common assets, (both of which exclude intangible assets), represent non-GAAP financial measures. Adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, adjusted return on average shareholders' equity, and adjusted efficiency ratio items exclude the impact of the sale of assets by Pacific Wealth Management and also represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Northrim BanCorp Earns $27.1 Million, or $1.20 per Diluted Share in 3Q25
October 22, 2025
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Alaska Economic Update
(Note: sources for information included in this section are included on page 15.)

The Alaska Department of Labor (“DOL”) has reported Alaska’s seasonally adjusted unemployment rate in August of 2025 was 4.7% compared to the U.S. rate of 4.3%. The total of 355,900 payroll jobs in Alaska, not including uniformed military, increased 0.8% or 2,900 jobs between August of 2024 and August of 2025. This matched the year-over-year increase for the U.S. of 0.8% for the same period.

According to the DOL, the Oil and Gas sector had the largest growth rate in new jobs of 6% through August compared to the prior year, up 500 direct jobs. The Construction sector added 1,000 positions for a year-over-year growth rate of 4.8% in August of 2025. The Manufacturing sector, which is dominated by seafood processing, added 900 jobs and grew 5.7% in the same period. The larger Health Care sector also grew by 900 jobs for an annual growth rate of 2.1%. Transportation, Warehousing and Utilities added 300 jobs for a 1.1% growth rate. Professional and Business Services increased 200 jobs year-over-year through August of 2025, up 0.7%.

The Government sector declined by 100 jobs, or (0.1%). Government gained 200 State positions, while losing 100 Federal jobs and 200 Local government jobs in Alaska between August of 2024 and August of 2025. Other declining sectors include: Information down 300 jobs or (-6.8%); Leisure/Hospitality declined 100 jobs (-0.2%); Wholesale Trade lost 100 jobs (-1.5%) and Financial Activities, down 100 jobs (-0.9%).

Alaska’s seasonally adjusted personal income was $59.4 billion in the second quarter of 2025 according to the Federal Bureau of Economic Analysis (“BEA”). Alaska had an annualized improvement of 9.7% in the first quarter and 5% in the second quarter of 2025. This is compared to the national average of 6.4% in the first quarter and 5.5% in second quarter of 2025. Alaska enjoyed an annual personal income improvement of 5.8% in 2024 compared to the U.S. increase of 5.6%. Per capita personal income in Alaska is now estimated at $80,208 according to the BEA, ranking it 12th highest of the 50 U.S. states.

Alaska’s Gross State Product (“GSP”) in the second quarter of 2025 reached $74.2 billion according to the BEA. Alaska’s inflation adjusted “real” GSP increased 1.5% in 2024, 1.8% annualized in the first quarter of 2025, and 2% in the second quarter of 2025. The average U.S. GDP growth rate was 2.8% for 2024, annualized -0.6% in the first quarter of 2025 and 3.8% in the second quarter of 2025. Alaska’s real GSP improvement in the second quarter of 2025 was led by the Mining, Oil & Gas sector; Transportation & Warehousing; Professional, Scientific & Technical Services; and Manufacturing, but was somewhat offset by decreases in Retail Trade and Government.

Alaska exported $5.9 billion in goods to foreign countries in 2024 according to the U.S. International Trade Administration. China is the largest importer of Alaska’s products at $1.5 billion, followed by Australia at $804 million, Japan at $674 million and South Korea at $634 million in 2024. Fish and related maritime products accounted for the largest volume at $2.1 billion, followed by minerals and ores $2 billion, and primary metals at $992 million in 2024. Oil & Gas international exports were $380 million because the majority of Alaska’s production is refined and consumed within the United States.

According to the U.S. Bureau of Labor Statistics, the Consumer Price Index, or CPI, for the U.S. increased 2.9% between August of 2024 and August of 2025. In Alaska, the rate of increase was lower at 2.4% for the same time period. The largest increases since last August came from Apparel (+6.9%), Food and beverage (+3.9%), and Housing (+3.8%). Slower increases or declining costs in Medical Care (+1.2%), Gasoline (+0.9%), Transportation (-1.2%) and Recreation (-1.7%) through August 2025 have helped moderate inflationary pressures in Alaska relative to the U.S.

The monthly average price of Alaska North Slope (“ANS”) crude oil has ranged between a high of $76.39 a barrel in January of 2025 and a low of $67.07 in May of 2025. The August 2025 average was $69.29. The Alaska

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Department of Revenue (“DOR”) calculated ANS crude oil production was 461 thousand barrels per day (“bpd”) in Alaska’s fiscal year ending June 30, 2024. Production rose to 469 thousand bpd in fiscal year ending June 30, 2025. In the Spring 2025 Revenue Forecast published March 12, 2025, the DOR expects production to continue to grow to 663 thousand bpd, or 41% by fiscal year 2034. This is primarily a result of new production coming on-line in and around the NPR-A region west of Prudhoe Bay. A partnership between Santos and Repsol is constructing the new Pikka field and ConocoPhillips is developing the large new Willow field. There are also several smaller new fields in Alaska’s North Slope that are contributing to the State of Alaska’s production growth estimate.

The Alaska Permanent Fund is seeded annually by the oil wealth the State continues to save each year and has grown significantly over 40 years of successful investment. As of August 31, 2025 the fund’s value was $83.26 billion. According to the DOR it is scheduled to contribute $3.7 billion to Alaska’s General Fund in fiscal year 2025 for general government spending and over $600 million to pay the annual dividend of $1,000 in October to Alaskan residents.

According to the Alaska Multiple Listing Services, the average sales price of a single-family home in Anchorage rose 6.2% in 2024 to $510,015, following a 5.2% increase in 2023. This was the seventh consecutive year of price increases. Through September of 2025 prices continued to increase on average 3.7% to $529,097.

The average sales price for single family homes in the Matanuska Susitna Borough rose 3.8% in 2024 to $412,859, after increasing 4% in 2023. This continues a trend of average price increases for more than a decade in the region. Through September of 2025 prices continued to increase on average 6.7% to $440,366. These two markets represent where the vast majority of the Bank’s residential lending activity occurs.

The Alaska Multiple Listing Services reported a 3.4% increase in the number of units sold in Anchorage when comparing 2024 to 2023. The first nine months of 2025 saw a 4.7% increase in home sales compared to the same nine months of 2024 in Anchorage.

Last year there was virtually no change in the number of homes sold in the Matanuska Susitna Borough, with only four fewer homes sold in 2024 than in 2023 or -0.2%. In the first nine months of 2025 the number of units sold has increased by 133 sold or 11.1% in the Matanuska Susitna Borough compared to the first nine months of 2024.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement

In the third quarter of 2025, Northrim generated a ROAA of 3.32% and a ROAE of 35.66%, compared to 1.48% and 16.37%, respectively, in the second quarter of 2025 and 1.22% and 13.69%, respectively, in the third quarter a year ago.

Net Interest Income/Net Interest Margin

Net interest income increased 5% to $35.3 million in the third quarter of 2025 compared to $33.6 million in the second quarter of 2025 and increased 23% compared to $28.8 million in the third quarter of 2024. Interest expense on deposits decreased to $10.1 million in the third quarter of 2025 compared to $10.3 million in the second quarter of 2025 and consistent with $10.1 million in the third quarter of 2024.

Northrim BanCorp Earns $27.1 Million, or $1.20 per Diluted Share in 3Q25
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NIMTE* was 4.88% in the third quarter of 2025 up from 4.72% in the preceding quarter and 4.35% in the third quarter a year ago. NIMTE* increased 53 basis points in the third quarter of 2025 compared to the third quarter of 2024 primarily due to a favorable change in the mix of earning-assets towards higher loan balances as a percentage of total earning-assets, higher yields on those assets as variable rate loans reset at higher rates, and a lower cost of funds due to lower rates on both deposits and borrowings. The weighted average interest rate for new loans booked in the third quarter of 2025 was 7.07% compared to 7.27% in the second quarter of 2025 and 7.24% in the third quarter a year ago, but existing loans repriced to higher rates in the third quarter of 2025 compared to prior periods. The yield on the investment portfolio in the third quarter of 2025 increased to 3.09% from 3.07% in the second quarter of 2025 and 2.80% in the third quarter of 2024. “We are continuing to see some benefits from the repricing of our loan portfolio and new production, as well as a decrease in our deposit costs benefiting our margin,” said Jed Ballard, Chief Financial Officer. Northrim’s NIMTE* continues to remain above the peer average of 3.37% posted by the S&P U.S. Small Cap Bank Index with total market capitalization between $250 million and $1 billion as of June 30, 2025.

Provision for Credit Losses

Northrim recorded a provision for credit losses of $1.7 million in the third quarter of 2025, which was comprised of a provision for credit losses on loans of $2.0 million, a $234,000 benefit to the provision for credit losses on unfunded commitments, and benefit to the provision for credit losses on purchased receivables of $20,000. This compares to a provision for credit losses of $2.0 million in the second quarter of 2025, which was comprised of a provision for credit losses on loans of $1.8 million, a $157,000 provision for credit losses on unfunded commitments, and a provision for credit losses on purchased receivables of $18,000. In the third quarter a year ago, Northrim recorded a provision for credit losses of $2.1 million which was comprised of a $1.7 million provision for credit losses on loans and a $325,000 provision for credit losses on unfunded commitments.

Nonperforming assets (“NPAs”), net of government guarantees, increased during the quarter to $13.6 million at September 30, 2025, compared to $11.9 million at June 30, 2025, and increased compared to $5.3 million at September 30, 2024. The increase in NPAs, net of government guarantees at September 30, 2025 compared to September 30, 2024 is primarily the result of the acquisition of Sallyport in the fourth quarter of 2024.

The allowance for credit losses on loans was 208% of nonperforming loans, net of government guarantees, at the end of the third quarter of 2025, compared to 290% three months earlier and 394% a year ago.

Other Operating Income

In addition to home mortgage lending, Northrim has interests in other businesses that complement its core community banking activities, including purchased receivables financing and wealth management. Other operating income contributed $31.2 million, or 47% of total third quarter 2025 revenues, as compared to $16.6 million, or 33% of revenues in the second quarter of 2025, and $11.6 million, or 29% of revenues in the third quarter of 2024. The increase in other operating income in the third quarter of 2025 as compared to the third quarter of 2024 was primarily the result of a gain on sale of certain assets by Pacific Wealth Advisors of $14.2 million. Pacific Wealth Advisors contributed $115,000 to other operating income for the full year of 2024 and $107,000 in the first nine months of 2025. In addition, there was an increase in purchased receivable income due to the Company's acquisition of Sallyport on October 31, 2024. Mortgage banking income in the third quarter of 2025 decreased as compared to the second quarter of 2025 and increased as compared to the third quarter of 2024 due to fluctuation in the volume of mortgage activity, respectively. See further discussion regarding mortgage activity contained under “Home Mortgage Lending” below.

Other Operating Expenses

Operating expenses were $30.3 million in the third quarter of 2025, compared to $32.5 million in the second quarter of 2025, and $26.7 million in the third quarter of 2024. The decrease in other operating expenses in the third quarter

Northrim BanCorp Earns $27.1 Million, or $1.20 per Diluted Share in 3Q25
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of 2025 compared to the second quarter of 2025 was primarily due to a decrease in salaries and other personnel expense, mostly due to a $1.1 million decrease in group medical expenses. Additionally, marketing expense decreased due to timing of annual charitable contributions. The increase in total other operating expenses in the third quarter of 2025 compared to the third quarter a year ago was primarily due to an increase in salaries and other personnel expense, the increase in compensation expense for Sallyport acquisition payments, and an increase in data processing expense. Total other operating expense increased $2.0 million in the Specialty Finance segment in the third quarter of 2025 compared to the third quarter of 2024 due to the acquisition of Sallyport on October 31, 2024.

Income Tax Provision

In the third quarter of 2025, Northrim recorded $7.5 million in state and federal income tax expense for an effective tax rate of 21.7%, compared to $4.0 million, or 25.3% in the second quarter of 2025 and $2.8 million, or 24.2% in the third quarter a year ago. The decrease in the tax rate in the third quarter of 2025 as compared to the second quarter of 2025 and third quarter of 2024 is primarily the result of a change in the mix of how pretax income is allocated to states with varying tax rates as well as an increase in estimated tax deductions related to low income housing tax credit investments.

Northrim BanCorp Earns $27.1 Million, or $1.20 per Diluted Share in 3Q25
October 22, 2025
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Community Banking

In the most recent deposit market share data from the FDIC, Northrim’s deposit market share in Alaska increased to 17.53% of Alaska's total deposits as of June 30, 2025 compared to 15.66% of Alaska's total deposits as of June 30, 2024. This represents 187 basis points of growth in market share percentage for Northrim during that period while, according to the FDIC, the total deposits in Alaska were up 1.3% during the same period. Northrim opened a branch in Homer in the first quarter of 2024. See below for further discussion regarding the Company's deposit movement for the quarter.

Northrim is committed to meeting the needs of the diverse communities in which it operates. As a testament to that support, the Bank has branches in four regions of Alaska identified by the Federal Reserve as 'distressed or underserved non-metropolitan middle-income geographies'.

Net interest income in the Community Banking segment totaled $32.3 million in the third quarter of 2025, compared to $30.0 million in the second quarter of 2025 and $25.9 million in the third quarter of 2024. Net interest income increased $6.4 million or 25% in the third quarter of 2025 as compared to the third quarter of 2024 mostly due to higher interest income on loans and on deposits in banks as well as lower interest expense. This increase was only partially offset by lower interest income on investments.

The provision for credit losses in the Community Banking segment was $1.6 million in the third quarter of 2025 compared to $1.3 million in the second quarter of 2025 and $1.5 million in the same quarter a year ago. The increase to the provision for credit losses in the Community Banking segment in the third quarter of 2025 as compared to the prior quarter and the same quarter a year ago was primarily a result of increased loan balances as well as an increase in estimated loss rates due to less favorable economic forecasts and trends in qualitative factors.

The increase in other operating income in the third quarter of 2025 as compared to the third quarter of 2024 was primarily the result of a gain on sale of certain assets by Pacific Wealth Advisors of $14.2 million. Pacific Wealth Advisors contributed $115,000 to other operating income for the full year of 2024 and $107,000 in the first nine months of 2025.

Other operating expenses in the Community Banking segment totaled $20.0 million in the third quarter of 2025, down $1.8 million or 8% from $21.8 million in the second quarter of 2025, and up $1.2 million or 7% from $18.7 million in the third quarter a year ago. The decrease in the third quarter of 2025 as compared to the prior quarter was primarily due to a decrease in salaries and other personnel expense, including $786,000 decrease in group medical expenses. Additionally, marketing expense decreased due to timing of annual charitable contributions. The increase in other operating expenses in the third quarter of 2025 as compared to the same quarter a year ago was mostly due to an increase in salaries and other personnel expense, as well as an increase in data processing expense.

The following tables provide highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Net interest income	$32,309	$29,971	$28,151	$27,643	$25,928
(Benefit) provision for credit losses	1,561	1,319	(1,768)	771	1,492
Gain on sale by Pacific Wealth Advisors	14,211	—	—	—	—
Other operating income	2,896	3,268	2,703	2,535	3,507
Other operating expense	19,965	21,764	18,581	19,116	18,723
Income before provision for income taxes	27,890	10,156	14,041	10,291	9,220
Provision for income taxes	5,634	2,413	3,253	1,474	2,133
Net income	$22,256	$7,743	$10,788	$8,817	$7,087
Weighted average shares outstanding, diluted	22,502,680	22,446,232	22,432,408	22,391,556	22,332,220
Diluted earnings per share attributable to Community Banking	$0.98	$0.35	$0.48	$0.38	$0.31

Northrim BanCorp Earns $27.1 Million, or $1.20 per Diluted Share in 3Q25
October 22, 2025
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	Nine Months Ended
(Dollars in thousands, except per share data)	September 30, 2025	September 30, 2024
Net interest income	$90,431	$74,461
(Benefit) provision for credit losses	1,112	1,505
Gain on sale by Pacific Wealth Advisors	14,211	—
Other operating income	8,867	8,426
Other operating expense	60,310	53,970
Income before provision for income taxes	52,087	27,412
Provision for income taxes	11,300	5,885
Net income Community Banking segment	$40,787	$21,527
Weighted average shares outstanding, diluted	22,466,554	22,296,540
Diluted earnings per share	$1.82	$0.96

Home Mortgage Lending

During the third quarter of 2025, mortgage loans funded for sale were $218.2 million, compared to $249.7 million in the second quarter of 2025, and $210.0 million in the third quarter of 2024.

During the third quarter of 2025, the Bank purchased loans of $15.8 million from its subsidiary, Residential Mortgage, of which approximately two-thirds were jumbos, and the remaining one-third were traditional fixed rate mortgages, with a weighted average interest rate of 6.64%, as compared to $27.5 million and 6.39% in the second quarter of 2025, and $38.1 million and 6.82% in the third quarter of 2024. Net interest income contributed $2.8 million to total Home Mortgage Lending revenue in the third quarter of 2025, down from $3.5 million in the prior quarter, and $2.9 million in the third quarter a year ago.

The Company reclassified $100 million in consumer mortgages held for investment to held for sale in the first quarter of 2025 and recorded unrealized losses of $1.2 million related to this portfolio in the first quarter of 2025. In the second quarter of 2025, the Company sold $61 million of the $100 million that was reclassified to loans held for sale in the first quarter of 2025 for a total realized loss of $545,000. In the third quarter of 2025, the Company sold $16 million of the $100 million that was reclassified to loans held for sale in the first quarter of 2025 for a total realized loss of $37,000.

The Arizona, Colorado, and Pacific Northwest mortgage expansion markets were responsible for 16% of Residential Mortgage's $218 million total production in the third quarter of 2025 (excluding the $16 million in mortgages sold noted above), 22% of $216 million total production in the second quarter of 2025 (excluding the $61 million in mortgages sold noted above), and 20% of $248 million total production in the third quarter of 2024.

The provision for credit losses in the Home Mortgage Lending segment was $158,000 in the third quarter of 2025 compared to $639,000 in the second quarter of 2025 and $571,000 in the third quarter of 2024. The decrease in the provision for credit losses in the third quarter of 2025 in the Home Mortgage Lending segment as compared to the prior quarter was primarily a result of lower growth in home mortgage loans.

The net change in fair value of mortgage servicing rights decreased mortgage banking income by $1.3 million during the third quarter of 2025 compared to a decrease of $818,000 for the second quarter of 2025 and a decrease of $968,000 for the third quarter of 2024. Mortgage servicing revenue increased to $3.1 million in the third quarter of 2025 from $3.0 million in the prior quarter and increased from $2.6 million in the third quarter of 2024 due to an increase in production of Alaska Housing Finance Corporation (AHFC) mortgages, which contribute to servicing revenues at origination. In the third quarter of 2025, the Company's servicing portfolio increased $47.2 million compared to a $69.3 million increase in the second quarter of 2025, and an increase of $41.8 million in the third quarter of 2024.

Northrim BanCorp Earns $27.1 Million, or $1.20 per Diluted Share in 3Q25
October 22, 2025
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As of September 30, 2025, Northrim serviced 6,475 loans in its $1.60 billion home-mortgage-servicing portfolio, a 3% increase compared to the $1.55 billion serviced as of the end of the second quarter of 2025, and a 37% increase from the $1.17 billion serviced a year ago.

The following tables provide highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Mortgage commitments	$74,017	$73,198	$68,258	$32,299	$77,591

Mortgage loans funded for sale	$218,234	$249,680	$108,499	$162,530	$209,960
Mortgage loans funded for investment	15,815	27,455	13,061	23,380	38,087
Total mortgage loans funded	$234,049	$277,135	$121,560	$185,910	$248,047
Mortgage loan refinances to total fundings	6%	10%	11%	11%	6%
Mortgage loans serviced for others	$1,601,174	$1,553,987	$1,484,714	$1,460,720	$1,166,585

Net realized and unrealized gains on mortgage loans sold and held for sale	$4,810	$5,091	$1,580	$3,747	$5,079
Change in fair value of mortgage loan commitments, net	371	(110)	660	(665)	60
Total production revenue	5,181	4,981	2,240	3,082	5,139
Mortgage servicing revenue	3,056	2,957	2,696	2,847	2,583
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	(638)	(355)	(322)	1,372	(566)
Other[2]	(612)	(463)	(533)	(499)	(402)
Total mortgage servicing revenue, net	1,806	2,139	1,841	3,720	1,615
Other mortgage banking revenue	286	280	170	238	293
Total mortgage banking income	$7,273	$7,400	$4,251	$7,040	$7,047

Net interest income	$2,812	$3,507	$3,046	$3,280	$2,941
Provision (benefit) for credit losses	158	639	(307)	305	571
Mortgage banking income	7,273	7,400	4,251	7,040	7,047
Other operating expense	7,365	7,593	6,490	7,198	7,643
Income before provision for income taxes	2,562	2,675	1,114	2,817	1,774
Provision for income taxes	706	746	310	842	497
Net income	$1,856	$1,929	$804	$1,975	$1,277

Weighted average shares outstanding, diluted	22,502,680	22,446,232	22,432,408	22,391,556	22,332,220
Diluted earnings per share attributable to Home Mortgage Lending	$0.08	$0.09	$0.04	$0.09	$0.06
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

Northrim BanCorp Earns $27.1 Million, or $1.20 per Diluted Share in 3Q25
October 22, 2025
10 of 29

	Nine Months Ended
(Dollars in thousands, except per share data)	September 30, 2025	September 30, 2024
Mortgage loans funded for sale	$576,413	$446,623
Mortgage loans funded for investment	56,331	84,665
Total mortgage loans funded	$632,744	$531,288
Mortgage loan refinances to total fundings	7%	6%

Net realized and unrealized gains on mortgage loans sold and held for sale	$11,481	$10,247
Change in fair value of mortgage loan commitments, net	921	837
Total production revenue	12,402	11,084
Mortgage servicing revenue	8,709	6,308
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	(1,315)	(38)
Other[2]	(1,608)	(1,036)
Total mortgage servicing revenue, net	5,786	5,234
Other mortgage banking revenue	736	644
Total mortgage banking income	$18,924	$16,962

Net interest income	$9,365	$7,948
Provision for credit losses	490	587
Mortgage banking income	18,924	16,962
Other operating expense	21,448	20,426
Income before provision for income taxes	6,351	3,897
Provision for income taxes	1,762	1,092
Net income Home Mortgage Lending segment	$4,589	$2,805

Weighted average shares outstanding, diluted	22,466,554	22,296,540
Diluted earnings per share	$0.19	$0.14
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

Northrim BanCorp Earns $27.1 Million, or $1.20 per Diluted Share in 3Q25
October 22, 2025
11 of 29

Specialty Finance
The Company’s Specialty Finance segment includes Northrim Funding Services and Sallyport. Northrim Funding Services is a division of the Bank and has offered factoring solutions to small businesses since 2004. Sallyport is a leading provider of factoring, asset-based lending and alternative working capital solutions to small and medium sized enterprises in the United States, Canada, and the United Kingdom that the Company acquired on October 31, 2024 in an all cash transaction valued at approximately $53.9 million. The composition of revenues for the Specialty Finance segment are primarily purchased receivable income, but also includes interest income from loans and other fee income.

The acquisition of Sallyport included $1.1 million in one-time deal related costs which are reflected in other operating expenses for the fourth quarter of 2024 in the tables below. Total pre-tax income for Sallyport for the third quarter of 2025 was $2.1 million compared to $1.3 million second quarter of 2025, $1.3 million in the first quarter of 2025, and $945,000 for the two months of operations in the fourth quarter of 2024, excluding transaction costs.

Average purchased receivables and loan balances at Sallyport were $68.4 million for the third quarter of 2025 with a yield of 32.9% compared to average balance of $71.0 million for the second quarter of 2025 with a yield of 27.23%, and average balances of $59.9 million for the first quarter of 2025 and a yield of 35.8%. The yield in the third quarter of 2025 included the recognition of $879,000 in one-time fees collected during the quarter. The yield excluding these items for the third quarter of 2025 was 27.7%. The yield in the first quarter of 2025 included the recognition of $899,000 in nonaccrual fee income collected during the quarter related to two nonperforming receivables and the collection of a $350,000 one-time fee. The yield excluding these items for the first quarter of 2025 was 27.4%.

Average purchase receivables and loan balances at Northrim Funding Services were $59.4 million for the third quarter of 2025 compared to average balances of $53.0 million for the second quarter of 2025 and average balances of $31.8 million for the third quarter of 2024.

The following tables provide highlights of the Specialty Finance segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Total revenue[3]	$7,779	$6,754	$6,682	$3,865	$1,191
Provision for credit losses	(3)	18	666	125	—
Compensation expense - SCF acquisition payments	600	600	600	—	—
Other operating expense	2,370	2,531	2,500	3,063	362
Interest expense	695	668	496	489	185
Total expense	3,662	3,817	4,262	3,677	547
Income before provision for income taxes	4,117	2,937	2,420	188	644
Provision for income taxes	1,164	831	688	53	183
Net income Specialty Finance segment	$2,953	$2,106	$1,732	$135	$461
Weighted average shares outstanding, diluted	22,502,680	22,446,232	22,432,408	22,391,556	22,332,220
Diluted earnings per share attributable to Specialty Finance	$0.13	$0.09	$0.08	$0.01	$0.02
3Includes interest income, purchased receivable income, and other operating income.

Northrim BanCorp Earns $27.1 Million, or $1.20 per Diluted Share in 3Q25
October 22, 2025
12 of 29

	Nine Months Ended
(Dollars in thousands, except per share data)	September 30, 2025	September 30, 2024
Total revenue[3]	$21,215	$4,160
Provision for credit losses	681	—
Compensation expense - SCF acquisition payments	1,800	—
Other operating expense	7,401	1,164
Interest expense	1,859	607
Total expense	11,741	1,771
Income before provision for income taxes	9,474	2,389
Provision for income taxes	2,683	677
Net income Specialty Finance segment	$6,791	$1,712
Weighted average shares outstanding, diluted	22,466,554	22,296,540
Diluted earnings per share	$0.31	$0.08
3Includes interest income, purchased receivable income, and other operating income.

Balance Sheet Review

Northrim’s total assets were $3.31 billion at September 30, 2025, up 2% from the preceding quarter and up 12% from a year ago. Northrim’s loan-to-deposit ratio was 76% at both September 30, 2025 and September 30, 2024, down from 78% at June 30, 2025.

At September 30, 2025, liquid assets, investments, and loans maturing within one year were $1.16 billion and our funds available for borrowing under our existing lines of credit were $580.2 million. Given these sources of liquidity and our expectations for customer demands for cash and for our operating cash needs, we believe our sources of liquidity to be sufficient for the foreseeable future.

Average interest-earning assets were $2.91 billion in the third quarter of 2025, up 1% from $2.89 billion in the second quarter of 2025 and up 9% from $2.67 billion in the third quarter a year ago. The average yield on interest-earning assets was 6.33% in the third quarter of 2025, up from 6.27% in the preceding quarter and up from 5.92% in the third quarter of 2024.

Average investment securities decreased to $474.6 million in the third quarter of 2025, compared to $515.9 million in the second quarter of 2025 and $619.0 million in the third quarter a year ago. The average net tax equivalent yield on the securities portfolio was 3.09% for the third quarter of 2025, up from 3.07% in the preceding quarter and up from 2.80% in the year ago quarter. The average estimated duration of the investment portfolio at September 30, 2025, was approximately 2.16 years compared to approximately 2.3 years at September 30, 2024. As of September 30, 2025, $80.7 million of available for sale securities with a weighted average yield of 1.15% are scheduled to mature in the next six months, $103.9 million with a weighted average yield of 1.44% are scheduled to mature in six months to one year, and $124.8 million with a weighted average yield of 2.69% are scheduled to mature in the following year, representing a total of $309.4 million or 10% of earning assets that are scheduled to mature in the next 24 months.

Total unrealized losses, net of tax, on available for sale securities decreased by $1.6 million in the third quarter of 2025 resulting in total unrealized loss, net of tax, of $1.8 million compared to $3.6 million at June 30, 2025, and $7.6 million a year ago. The average maturity of the available for sale securities with the majority of the unrealized loss is 1.2 years. Total unrealized losses, net of tax, on held to maturity securities were $191,000 at September 30, 2025, compared to $509,000 at June 30, 2025, and $1.5 million a year ago.

Average interest bearing deposits in other banks increased to $118.2 million in the third quarter of 2025 from $27.2 million in the second quarter of 2025 and increased from $28.4 million in the third quarter of 2024. The increase in

Northrim BanCorp Earns $27.1 Million, or $1.20 per Diluted Share in 3Q25
October 22, 2025
13 of 29

the third quarter of 2025 compared to the second quarter of 2025 is primarily due to decreases in loans held for sale and portfolio investments. The decrease in the third quarter of 2025 compared to the same quarter a year ago is primarily due to an increase in deposits and a decrease in portfolio investments .

Loans held for sale decreased to $111.3 million at September 30, 2025, compared to $127.1 million at June 30, 2025, in part due to the sale of $16 million consumer mortgage loans in the third quarter of 2025 that had been reclassified to loans held for sale from portfolio loans in the first quarter of 2025, and increased from $97.9 million a year ago, due to higher loan production by Residential Mortgage.

Portfolio loans were $2.22 billion at September 30, 2025, up 1% from the preceding quarter and up 11% from a year ago. Portfolio loans, excluding consumer mortgage loans, were $2.00 billion at September 30, 2025, up $7.1 million from the preceding quarter and up $243.2 million or 14% from a year ago. Average portfolio loans in the third quarter of 2025 were $2.21 billion, up 2% from the preceding quarter after the sale of $16 million in consumer mortgage loans, and up 14% from a year ago. Yields on average portfolio loans in the third quarter of 2025 increased to 7.13% from 6.99% in the second quarter and increased from 6.91% in the third quarter of 2024. The yield on new portfolio loans, excluding consumer mortgage loans, was 7.15% in the third quarter of 2025 as compared to 7.45% in the second quarter of 2025 and 8.26% in the third quarter of 2024.

Northrim's loans and credit lines are subject to approval procedures and amount limitations. These limitations apply to the borrower's total outstanding indebtedness and commitments to us, including the indebtedness of any guarantor. Generally, Northrim is permitted to make loans to one borrower of up to 15% of the unimpaired capital and surplus of the Bank. The legal lending limit was $41.4 million at September 30, 2025. At September 30, 2025, Northrim had 25 relationships totaling $406.1 million in portfolio loans whose total direct and indirect commitments were greater than 50% of the legal lending limit.

Alaskans continue to account for substantially all of Northrim’s deposit base. Total deposits were $2.91 billion at September 30, 2025, up 3% from $2.81 billion at June 30, 2025, and up 11% from $2.63 billion a year ago. “The increase in deposits in the third quarter of 2025 was consistent with our customers' normal business cycles which typically result in increases in deposit balances in the second and third quarters and decreases in the first and fourth quarters,” said Ballard. At September 30, 2025, 76% of total deposits were held in business accounts and 24% of deposit balances were held in consumer accounts. Northrim had approximately 34,000 deposit customers with an average balance of $63,000 as of September 30, 2025. Northrim had 31 customers with balances over $10 million as of September 30, 2025, which accounted for $725.7 million, or 26%, of total deposits. Demand deposits increased by 12% from the prior quarter and increased 14% from the prior year to $872.1 million at September 30, 2025. Demand deposits were 30% of total deposits at September 30, 2025 up from 28% at June 30, 2025 and were down from 29% of total deposits at September 30, 2024. Average interest-bearing deposits were down 1% to $2.01 billion with an average cost of 2.00% in the third quarter of 2025, compared to $2.03 billion and an average cost of 2.04% in the second quarter of 2025, and up 12% compared to $1.80 billion and an average cost of 2.24% in the third quarter of 2024. Uninsured deposits totaled $1.19 billion or 41% of total deposits as of September 30, 2025 compared to $1.08 billion or 40% of total deposits as of December 31, 2024.

Shareholders’ equity was $315.7 million, or $14.29 book value per share, at September 30, 2025, compared to $290.2 million, or $13.14 book value per share, at June 30, 2025 and $260.1 million, or $11.82 book value per share, a year ago. Tangible book value per share* was $11.99 at September 30, 2025, compared to $10.84 at June 30, 2025, and $11.09 per share a year ago. The increase in shareholders’ equity in the third quarter of 2025 as compared to the second quarter of 2025 was largely the result of earnings of $27.1 million and an increase in the fair value of the available for sale securities portfolio, which increased $1.6 million, net of tax, which were only partially offset by dividends paid of $3.6 million. The Company did not repurchase any shares of common stock in the third quarter of 2025 and currently has no plans to repurchase shares this year. Tangible common equity to tangible assets* was 8.12% as of September 30, 2025, compared to 7.50% as of June 30, 2025 and 8.28% as of September 30, 2024. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 10.63% at September 30, 2025, compared to 9.80% at June 30, 2025, and 11.53% at September 30, 2024.

Northrim BanCorp Earns $27.1 Million, or $1.20 per Diluted Share in 3Q25
October 22, 2025
14 of 29

Asset Quality

Northrim believes it has a consistent lending approach throughout economic cycles, which emphasizes appropriate loan-to-value ratios, adequate debt coverage ratios, and competent management.

NPAs net of government guarantees were $13.6 million at September 30, 2025, up from $11.9 million at June 30, 2025 and up from $5.3 million a year ago. Of the NPAs at September 30, 2025, $5.3 million are attributable to the Community Banking segment and $7.7 million are attributable to the Specialty Finance segment.

Net adversely classified loans were $38.6 million at September 30, 2025, as compared to $35.8 million at June 30, 2025, and $6.5 million a year ago. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. The increase in adversely classified loans, net of government guarantees, at September 30, 2025 as compared to the prior quarter is mostly attributable to one Specialty Finance relationship. Net loan charge-offs were $1.2 million in the third quarter of 2025, compared to net loan charge-offs of $140,000 in the second quarter of 2025, and net loan recoveries of $96,000 in the third quarter of 2024. Additionally, Northrim had 10 existing loan modifications to borrowers experiencing financial difficulty totaling $2.7 million, net of government guarantees that had been modified in the last twelve months as of September 30, 2025.

The allowance for credit losses for purchased receivables to purchased receivables decreased to 1.75% at the end of the third quarter of 2025 compared to 3.05% at the end of the second quarter of 2025 due to a recovery for one purchased receivable that was collected in the third quarter of 2025. This recovery will be paid to the previous owners of Sallyport per the terms of the purchase and sale agreement.

Northrim had $139.4 million, or 6% of portfolio loans, in the Healthcare sector, $134.1 million, or 6% of portfolio loans, in the Accommodations sector, $117.3 million, or 5% of portfolio loans, in the Tourism sector, $96.4 million, or 4% of portfolio loans, in the Retail sector, $79.5 million, or 4% of portfolio loans, in the Aviation (non-tourism) sector, $75.2 million, or 3% of portfolio loans, in the Fishing sector, and $55.3 million, or 2% in the Restaurants and Breweries sector as of September 30, 2025.

Northrim estimates that $125.3 million, or approximately 6% of portfolio loans, had direct exposure to the oil and gas industry in Alaska, as of September 30, 2025, and $1.4 million of these loans are adversely classified. As of September 30, 2025, Northrim has an additional $79.2 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and no unfunded commitments on adversely classified loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 20 branches throughout the state and differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. The Bank has two wholly-owned subsidiaries, Sallyport Commercial Finance, LLC, a specialty finance company and Residential Mortgage Holding Company, LLC, a regional home mortgage company. Pacific Wealth Advisors, LLC is an affiliated company.

www.northrim.com

Northrim BanCorp Earns $27.1 Million, or $1.20 per Diluted Share in 3Q25
October 22, 2025
15 of 29

Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy, management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements, are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include: descriptions of Northrim’s and Sallyport’s financial condition, results of operations, asset based lending volumes, asset and credit quality trends and profitability and statements about the expected financial benefits and other effects of the acquisition of Sallyport by Northrim Bank; expected cost savings, synergies and other financial benefits from the acquisition of Sallyport by Northrim Bank might not be realized within the expected time frames and costs or difficulties relating to integration matters might be greater than expected; the ability of Northrim and Sallyport to execute their respective business plans; potential further increases in interest rates; the value of securities held in our investment portfolio; the impact of the results of government shutdowns and government initiatives, including tariffs, on the regulatory landscape, natural resource extraction industries, and capital markets; the impact of declines in the value of commercial and residential real estate markets, high unemployment rates, inflationary pressures and slowdowns in economic growth; changes in banking regulation or actions by bank regulators; potential further increases in inflation, supply-chain constraints, and potential geopolitical instability, including the war in Ukraine and the conflict in the Middle East; financial stress on borrowers (consumers and businesses) as a result of higher rates or an uncertain economic environment; the general condition of, and changes in, the Alaska economy; our ability to maintain or expand our market share or net interest margin; the sufficiency of our allowance for credit losses and the accuracy of the assumptions or estimates used in preparing our financial statements, including those related to current expected credit losses accounting guidance; our ability to maintain asset quality; our ability to implement our marketing and growth strategies; our ability to identify and address cyber-security risks, including security breaches, “denial of service attacks,” “hacking,” and identity theft; disease outbreaks; and our ability to execute our business plan. Further, actual results may be affected by competition on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and from time to time are disclosed in our other filings with the Securities and Exchange Commission. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.
References:
https://www.bea.gov/

http://almis.labor.state.ak.us/

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

http://www.tax.state.ak.us/

https://www.bls.gov/regions/west/news-release/consumerpriceindex_anchorage.htm

https://www.alaskarealestate.com/MLSMember/RealEstateStatistics.aspx

https://www.akleg.gov/basis/Bill/Text/34?Hsid=HJR011C

https://www.trade.gov/data-visualization/tradestats-express-trade-partner-state

https://tax.alaska.gov/programs/programs/reports/RSB.aspx?Year=2025&Type=Spring

https://apfc.org

https://www.capitaliq.spglobal.com/web/client?auth=inherit&overridecdc=1&#markets/indexFinancials

Northrim BanCorp Earns $27.1 Million, or $1.20 per Diluted Share in 3Q25
October 22, 2025
16 of 29

Income Statement
(Dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended
(Unaudited)	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Interest Income:
Interest and fees on loans	$41,142	$40,519	$34,863	$119,131	$97,680
Interest on portfolio investments	3,512	3,765	4,164	10,952	12,994
Interest on deposits in banks	1,324	515	389	2,255	1,459
Total interest income	45,978	44,799	39,416	132,338	112,133
Interest Expense:
Interest expense on deposits	10,139	10,304	10,123	30,378	28,779
Interest expense on borrowings	493	903	451	1,725	1,012
Total interest expense	10,632	11,207	10,574	32,103	29,791
Net interest income	35,346	33,592	28,842	100,235	82,342

Provision for credit losses	1,716	1,976	2,063	2,283	2,092
Net interest income after provision for credit losses	33,630	31,616	26,779	97,952	80,250

Other Operating Income:
Gain on sale by Pacific Wealth Advisors	14,211	—	—	14,211	—
Mortgage banking income	7,273	7,400	7,047	18,924	16,962
Purchased receivable income	7,269	5,897	1,033	19,316	3,620
Bankcard fees	1,229	1,153	1,196	3,456	3,218
Service charges on deposit accounts	796	726	605	2,199	1,726
Unrealized gain on marketable equity securities	80	78	576	108	830
Other income	381	1,386	1,130	2,705	2,652
Total other operating income	31,239	16,640	11,587	60,919	29,008

Other Operating Expense:
Salaries and other personnel expense	19,432	20,854	17,549	57,509	49,593
Data processing expense	3,240	3,366	2,618	9,710	7,878
Occupancy expense	1,921	2,104	1,911	5,914	5,716
Professional and outside services	1,112	1,113	903	3,340	2,384
Insurance expense	802	756	596	2,575	2,067
Compensation expense - SCF acquisition payments	600	600	—	1,800	—
Marketing expense	508	1,042	860	2,222	2,063
OREO (income) expense, net rental income and gains on sale	(16)	2	2	(11)	(387)
Other expense	2,701	2,651	2,289	7,900	6,246
Total other operating expense	30,300	32,488	26,728	90,959	75,560

Income before provision for income taxes	34,569	15,768	11,638	67,912	33,698
Provision for income taxes	7,504	3,990	2,813	15,745	7,654
Net income	$27,065	$11,778	$8,825	$52,167	$26,044

Basic EPS	$1.23	$0.53	$0.40	$2.36	$1.18
Diluted EPS	$1.20	$0.52	$0.39	$2.32	$1.17
Weighted average shares outstanding, basic	22,090,668	22,087,244	22,007,772	22,085,968	22,002,812
Weighted average shares outstanding, diluted	22,502,680	22,446,232	22,332,220	22,466,554	22,296,540

Pre-provision pre-tax net revenue (“PPNR”)*	$36,285	$17,744	$13,701	$70,195	$35,790

Northrim BanCorp Earns $27.1 Million, or $1.20 per Diluted Share in 3Q25
October 22, 2025
17 of 29

Balance Sheet
(Dollars in thousands)
(Unaudited)	September 30,	June 30,	September 30,
	2025	2025	2024

Assets:
Cash and due from banks	$41,279	$43,734	$42,805
Interest bearing deposits in other banks	171,413	97,549	60,071
Investment securities available for sale, at fair value	419,178	429,421	545,210
Investment securities held to maturity	36,750	36,750	36,750
Marketable equity securities, at fair value	8,332	8,747	12,957
Investment in Federal Home Loan Bank stock	6,437	8,343	4,318
Loans held for sale	111,317	127,116	97,937

Portfolio loans	2,218,970	2,202,115	2,007,565
Allowance for credit losses, loans	(23,357)	(22,585)	(19,528)
Net portfolio loans	2,195,613	2,179,530	1,988,037
Purchased receivables, net	108,053	109,098	23,564
Mortgage servicing rights, at fair value	27,796	27,506	21,570
Other real estate owned, net	—	—	—
Premises and equipment, net	38,346	36,501	39,625
Lease right of use asset	6,523	7,033	7,616
Goodwill and intangible assets	50,824	50,824	15,967
Other assets	90,471	81,608	66,965
Total assets	$3,312,332	$3,243,760	$2,963,392

Liabilities:
Demand deposits	$872,086	$777,948	$763,595
Interest-bearing demand	1,191,867	1,196,048	979,238
Savings deposits	239,738	248,141	245,043
Money market deposits	202,491	196,166	201,821
Time deposits	400,281	390,867	435,870
Total deposits	2,906,463	2,809,170	2,625,567
Other borrowings	12,916	63,026	13,354
Junior subordinated debentures	10,310	10,310	10,310
Lease liability	6,559	7,077	7,635
Other liabilities	60,421	63,958	46,476
Total liabilities	2,996,669	2,953,541	2,703,342

Shareholders’ Equity:
Total shareholders’ equity	315,663	290,219	260,050
Total liabilities and shareholders’ equity	$3,312,332	$3,243,760	$2,963,392

Northrim BanCorp Earns $27.1 Million, or $1.20 per Diluted Share in 3Q25
October 22, 2025
18 of 29

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Loans
	September 30, 2025		June 30, 2025		March 31, 2025		December 31, 2024		September 30, 2024
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$558,736	25%	$569,753	27%	$573,593	27%	$518,148	24%	$492,414	24%
Commercial real estate:
Owner occupied properties	439,971	20%	447,561	20%	430,442	20%	420,060	20%	412,827	20%
Nonowner occupied and
multifamily properties	717,576	32%	696,766	31%	690,277	32%	619,431	29%	584,302	31%
Residential real estate:
1-4 family properties
secured by first liens	216,690	10%	206,905	9%	188,219	9%	270,535	13%	248,514	12%
1-4 family properties
secured by junior liens &
revolving secured by first liens	65,698	3%	60,118	3%	53,836	3%	48,857	2%	45,262	2%
1-4 family construction	37,429	2%	36,005	2%	34,017	2%	39,789	2%	39,794	2%
Construction loans	184,447	8%	187,442	8%	156,211	7%	214,068	10%	185,362	9%
Consumer loans	8,236	—%	7,570	—%	7,424	—%	7,562	—%	7,836	—%
Subtotal	2,228,783		2,212,120		2,134,019		2,138,450		2,016,311
Unearned loan fees, net	(9,813)		(10,005)		(9,689)		(9,187)		(8,746)
Total portfolio loans	$2,218,970		$2,202,115		$2,124,330		$2,129,263		$2,007,565

Composition of Deposits
	September 30, 2025		June 30, 2025		March 31, 2025		December 31, 2024		September 30, 2024
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$872,086	30%	$777,948	28%	$742,560	27%	$706,225	27%	$763,595	29%
Interest-bearing demand	1,191,867	41%	1,196,048	42%	1,187,465	43%	1,108,404	41%	979,238	37%
Savings deposits	239,738	8%	248,141	9%	256,650	9%	250,900	9%	245,043	9%
Money market deposits	202,491	7%	196,166	7%	193,842	7%	196,290	7%	201,821	8%
Time deposits	400,281	14%	390,867	14%	397,460	14%	418,370	16%	435,870	17%
Total deposits	$2,906,463		$2,809,170		$2,777,977		$2,680,189		$2,625,567

Northrim BanCorp Earns $27.1 Million, or $1.20 per Diluted Share in 3Q25
October 22, 2025
19 of 29

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality	September 30,	June 30,	September 30,
	2025	2025	2024
Nonaccrual loans - Community Banking	$4,091	$4,180	$4,454
Nonaccrual loans - Home Mortgage Lending	197	197	243
Nonaccrual loans - Specialty Finance	5,465	3,484	247
Nonaccrual loans - Total	9,753	7,861	4,944
Loans 90 days past due and accruing - Community Banking	1,375	—	17
Loans 90 days past due and accruing - Home Mortgage Lending	313	—	—
Loans 90 days past due and accruing - Total	1,688	—	17
Total nonperforming loans - Community Banking	5,466	4,180	4,471
Total nonperforming loans - Home Mortgage Lending	510	197	243
Total nonperforming loans - Specialty Finance	5,465	3,484	247
Total nonperforming loans - Total	11,441	7,861	4,961
Nonperforming loans guaranteed by gov't - Community Banking	189	70	—
Nonperforming loans guaranteed by gov't - Total	189	70	—
Net nonperforming loans - Community Banking	5,277	4,110	4,471
Net nonperforming loans - Home Mortgage Lending	510	197	243
Net nonperforming loans - Specialty Finance	5,465	3,484	247
Net nonperforming loans - Total	11,252	7,791	4,961

Repossessed assets - Community Banking	50	50	297
Repossessed assets - Total	50	50	297

Nonperforming purchased receivables - Specialty Finance	2,253	4,017	—

Net nonperforming assets - Community Banking	5,327	4,160	4,768
Net nonperforming assets - Home Mortgage Lending	510	197	243
Net nonperforming assets - Specialty Finance	7,718	7,501	247
Net nonperforming assets - Total	$13,555	$11,858	$5,258

Adversely classified loans, net of gov't guarantees - Community Banking	$32,447	$32,128	$5,883
Adversely classified loans, net of gov't guarantees - Home Mortgage Lending	687	223	373
Adversely classified loans, net of gov't guarantees - Specialty Finance	5,465	3,484	247
Adversely classified loans, net of gov't guarantees - Total	$38,599	$35,835	$6,503

Special mention loans, net of gov't guarantees - Community Banking	$4,555	$3,966	$9,641
Special mention loans, net of gov't guarantees - Home Mortgage Lending	321	790	—
Special mention loans, net of gov't guarantees - Total	$4,876	$4,756	$9,641

Northrim BanCorp Earns $27.1 Million, or $1.20 per Diluted Share in 3Q25
October 22, 2025
20 of 29

Asset Quality, Continued	September 30,	June 30,	September 30,
	2025	2025	2024
Nonperforming loans, net of government guarantees / portfolio loans	0.51%	0.35%	0.25%
Nonperforming loans, net of government guarantees / portfolio loans,
net of government guarantees	0.54%	0.38%	0.26%
Nonperforming assets, net of government guarantees / total assets	0.41%	0.37%	0.18%
Nonperforming assets, net of government guarantees / total assets
net of government guarantees	0.43%	0.38%	0.19%

Loans 30-89 days past due and accruing, net of government guarantees /		%
portfolio loans	0.03%	0.06%	0.08%
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans, net of government guarantees	0.03%	0.06%	0.09%

Allowance for credit losses for loans / portfolio loans	1.05%	1.03%	0.97%
Allowance for credit losses for loans / portfolio loans, net of gov't guarantees	1.12%	1.10%	1.04%
Allowance for credit losses for loans / nonperforming loans, net of
government guarantees	208%	290%	394%

Gross loan charge-offs for the quarter - Community Banking	$1,334	$3	$15
Gross loan charge-offs for the quarter - Specialty Finance	—	152	—
Gross loan charge-offs for the quarter - Total	1,334	155	15

Gross loan recoveries for the quarter - Community Banking	(37)	(15)	(111)
Gross loan recoveries for the quarter - Specialty Finance	(105)	—	—
Gross loan recoveries for the quarter - Total	($142)	($15)	($111)

Net loan (recoveries) charge-offs for the quarter - Community Banking	$1,297	($12)	($96)
Net loan (recoveries) charge-offs for the quarter - Specialty Finance	(105)	152	—
Net loan (recoveries) charge-offs for the quarter - Total	$1,192	$140	($96)

Net loan charge-offs (recoveries) year-to-date - Community Banking	$1,252	($46)	($164)
Net loan charge-offs (recoveries) year-to-date - Specialty Finance	47	152	—
Net loan charge-offs (recoveries) year-to-date - Total	$1,299	$106	($164)

Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	0.05%	0.01%	—%

Net loan charge-offs (recoveries) year-to-date / average loans,
year-to-date annualized	0.08%	0.01%	(0.01)%

Allowance for credit losses for purchased receivables / purchased receivables	1.75%	3.05%	—%

Net purchased receivable (recoveries) charge-offs for the quarter	($19)	$281	$—

Net purchased receivable charge-offs (recoveries) year-to-date	$262	$281	$—

Net purchased receivable (recoveries) charge-offs for the quarter /
average purchased receivables, for the quarter	(0.02)%	0.27%	NA

Net purchased receivable charge-offs (recoveries) year-to-date / average
purchased receivables, year-to-date annualized	0.35%	0.61%	NA

Northrim BanCorp Earns $27.1 Million, or $1.20 per Diluted Share in 3Q25
October 22, 2025
21 of 29

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	September 30, 2025		June 30, 2025		September 30, 2024
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$118,181	4.38%	$27,216	7.60%	$28,409	5.28%
Portfolio investments	474,587	3.09%	515,916	3.07%	619,012	2.80%
Loans held for sale	108,113	6.20%	173,675	6.50%	93,689	6.20%
Portfolio loans	2,205,949	7.13%	2,172,482	6.99%	1,933,181	6.91%
Total interest-earning assets	2,906,830	6.33%	2,889,289	6.27%	2,674,291	5.92%
Nonearning assets	322,825		306,206		196,266
Total assets	$3,229,655		$3,195,495		$2,870,557

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$2,013,434	2.00%	$2,029,100	2.04%	$1,796,107	2.24%
Borrowings	51,568	3.81%	86,404	4.14%	43,555	4.07%
Total interest-bearing liabilities	2,065,002	2.04%	2,115,504	2.12%	1,839,662	2.29%

Noninterest-bearing demand deposits	796,860		737,112		722,000
Other liabilities	66,711		54,320		52,387
Shareholders’ equity	301,082		288,559		256,508
Total liabilities and shareholders’ equity	$3,229,655		$3,195,495		$2,870,557
Net spread		4.29%		4.15%		3.63%
NIM		4.83%		4.66%		4.29%
NIMTE*		4.88%		4.72%		4.35%
Cost of funds		1.47%		1.57%		1.64%
Average portfolio loans to average
interest-earning assets	75.89%		75.19%		72.29%
Average portfolio loans to average total deposits	78.50%		78.54%		76.77%
Average non-interest deposits to average
total deposits	28.36%		26.65%		28.67%
Average interest-earning assets to average
interest-bearing liabilities	140.77%		136.58%		145.37%

Northrim BanCorp Earns $27.1 Million, or $1.20 per Diluted Share in 3Q25
October 22, 2025
22 of 29

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Nine Months Ended
	September 30, 2025		September 30, 2024
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$61,416	4.84%	$35,747	5.34%
Portfolio investments	504,572	3.04%	643,221	2.82%
Loans held for sale	109,563	6.30%	63,917	6.14%
Portfolio loans	2,184,071	7.01%	1,857,756	6.85%
Total interest-earning assets	2,859,622	6.23%	2,600,641	5.81%
Nonearning assets	307,593		200,619
Total assets	$3,167,215		$2,801,260

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$2,015,082	2.02%	$1,751,179	2.20%
Borrowings	58,404	3.92%	35,327	3.76%
Total interest-bearing liabilities	2,073,486	2.07%	1,786,506	2.23%

Noninterest-bearing demand deposits	744,199		711,197
Other liabilities	61,472		57,097
Shareholders’ equity	288,058		246,460
Total liabilities and shareholders’ equity	$3,167,215		$2,801,260
Net spread		4.16%		3.58%
NIM		4.68%		4.23%
NIMTE*		4.73%		4.29%
Cost of funds		1.52%		1.59%
Average portfolio loans to average interest-earning assets	76.38%		71.43%
Average portfolio loans to average total deposits	79.15%		75.45%
Average non-interest deposits to average total deposits	26.97%		28.88%
Average interest-earning assets to average interest-bearing liabilities	137.91%		145.57%

Northrim BanCorp Earns $27.1 Million, or $1.20 per Diluted Share in 3Q25
October 22, 2025
23 of 29

Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	September 30, 2025	June 30, 2025	September 30, 2024
Book value per share	$14.29	$13.14	$11.82
Tangible book value per share*	$11.99	$10.84	$11.09
Total shareholders’ equity/total assets	9.53%	8.95%	8.78%
Tangible Common Equity/Tangible Assets*	8.12%	7.50%	8.28%
Common Equity Tier 1 Capital / Risk Adjusted Assets	10.26%	9.42%	11.10%
Tier 1 Capital / Risk Adjusted Assets	10.63%	9.80%	11.53%
Total Capital / Risk Adjusted Assets	11.56%	10.71%	12.50%
Tier 1 Capital / Average Assets	8.66%	7.99%	9.08%
Shares outstanding	22,090,668	22,089,084	22,007,772
Total unrealized loss on AFS debt securities, net of income taxes	($1,779)	($3,571)	($7,617)
Total unrealized gain on derivatives and hedging activities, net of income taxes	$983	$1,026	$863

Profitability Ratios
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Three Months Ended:
NIM	4.83%	4.66%	4.55%	4.41%	4.29%
NIMTE*	4.88%	4.72%	4.61%	4.47%	4.35%
Efficiency ratio	45.51%	64.68%	63.54%	66.96%	66.11%
Adjusted efficiency ratio*	57.85%	64.68%	63.54%	66.96%	66.11%
Return on average assets	3.32%	1.48%	1.76%	1.43%	1.22%
Adjusted return on average assets*	1.99%	1.48%	1.76%	1.43%	1.22%
Return on average equity	35.66%	16.37%	19.70%	16.32%	13.69%
Adjusted return on average equity*	21.34%	16.37%	19.70%	16.32%	13.69%

	September 30, 2025	September 30, 2024
Nine Months Ended:
NIM	4.68%	4.23%
NIMTE*	4.73%	4.29%
Efficiency ratio	56.44%	67.86%
Adjusted efficiency ratio*	61.90%	67.86%
Return on average assets	2.20%	1.24%
Adjusted return on average assets*	1.74%	1.24%
Return on average equity	24.21%	14.12%
Adjusted return on average equity*	19.17%	14.12%

Northrim BanCorp Earns $27.1 Million, or $1.20 per Diluted Share in 3Q25
October 22, 2025
24 of 29

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of the Company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis (“NIMTE”) is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in both 2025 and 2024. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin for the periods indicated.

	Three Months Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Net interest income	$35,346	$33,592	$31,297	$30,841	$28,842
Divided by average interest-bearing assets	2,906,830	2,889,289	2,781,370	2,787,517	2,674,291
Net interest margin (“NIM”)[2]	4.83%	4.66%	4.55%	4.41%	4.29%

Net interest income	$35,346	$33,592	$31,297	$30,841	$28,842
Plus: reduction in tax expense related to
tax-exempt interest income	373	409	379	379	385
	$35,719	$34,001	$31,676	$31,220	$29,227
Divided by average interest-bearing assets	2,906,830	2,889,289	2,781,370	2,787,517	2,674,291
NIMTE[2]	4.88%	4.72%	4.61%	4.47%	4.35%

	Nine Months Ended
	September 30, 2025	September 30, 2024
Net interest income	$100,235	$82,342
Divided by average interest-bearing assets	2,859,622	2,600,641
Net interest margin ("NIM")[3]	4.68%	4.23%

Net interest income	$100,235	$82,342
Plus: reduction in tax expense related to
tax-exempt interest income	1,161	1,142
	$101,396	$83,484
Divided by average interest-bearing assets	2,859,622	2,600,641
NIMTE[3]	4.73%	4.29%

2Calculated using actual days in the quarter divided by 365 for the quarters ended in 2025 and 366 for the quarters ended in 2024, respectively.

3Calculated using actual days in the year divided by 365 for year-to-date period in 2025 and 366 for year-to-date period in 2024, respectively.

Northrim BanCorp Earns $27.1 Million, or $1.20 per Diluted Share in 3Q25
October 22, 2025
25 of 29

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value Per Share

Tangible book value per share is a non-GAAP measure defined as shareholders’ equity, less intangible assets, divided by shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share for the periods indicated.

	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024

Total shareholders’ equity	$315,663	$290,219	$279,756	$267,116	$260,050
Divided by shares outstanding	22,091	22,088	22,084	22,072	22,008
Book value per share	$14.29	$13.14	$12.67	$12.10	$11.82

	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024

Total shareholders’ equity	$315,663	$290,219	$279,756	$267,116	$260,050
Less: goodwill and intangible assets	50,824	50,824	50,824	50,968	15,967
	$264,839	$239,395	$228,932	$216,148	$244,083
Divided by shares outstanding	22,091	22,088	22,084	22,072	22,008
Tangible book value per share	$11.99	$10.84	$10.37	$9.79	$11.09

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The most comparable GAAP measure of shareholders’ equity to total assets is calculated by dividing total shareholders’ equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders’ equity to total assets for the periods indicated.

Northrim BanCorp, Inc.	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024

Total shareholders’ equity	$315,663	$290,219	$279,756	$267,116	$260,050
Total assets	3,312,332	3,243,760	3,140,960	3,041,869	2,963,392
Total shareholders’ equity to total assets	9.53%	8.95%	8.91%	8.78%	8.78%

Northrim BanCorp, Inc.	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Total shareholders’ equity	$315,663	$290,219	$279,756	$267,116	$260,050
Less: goodwill and other intangible assets, net	50,824	50,824	50,824	50,968	15,967
Tangible common shareholders’ equity	$264,839	$239,395	$228,932	$216,148	$244,083

Total assets	$3,312,332	$3,243,760	$3,140,960	$3,041,869	$2,963,392
Less: goodwill and other intangible assets, net	50,824	50,824	50,824	50,968	15,967
Tangible assets	$3,261,508	$3,192,936	$3,090,136	$2,990,901	$2,947,425
Tangible common equity ratio	8.12%	7.50%	7.41%	7.23%	8.28%

Northrim BanCorp Earns $27.1 Million, or $1.20 per Diluted Share in 3Q25
October 22, 2025
26 of 29

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Pre-provision pre-tax net revenue

Pre-provision pre-tax net revenue is a non-GAAP measure that represents income before provision for income taxes excluding the provision for credit losses. The most comparable GAAP measure is income before provision for income taxes and the following tables set forth the reconciliation of pre-provision pre-tax net revenue to income before provision for income taxes for the periods indicated.

	Three Months Ended
Northrim BanCorp, Inc.	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024

Net interest income	$35,346	$33,592	$31,297	$30,841	$28,842
Provision for credit losses	1,716	1,976	(1,409)	1,201	2,063
Total other operating income	31,239	16,640	13,040	13,033	11,587
Less: total other operating expense	30,300	32,488	28,171	29,377	26,728
Income before provision for income taxes	$34,569	$15,768	$17,575	$13,296	$11,638

	Three Months Ended
Northrim BanCorp, Inc.	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024

Net interest income	$35,346	$33,592	$31,297	$30,841	$28,842
Total other operating income	31,239	16,640	13,040	13,033	11,587
Less: total other operating expense	30,300	32,488	28,171	29,377	26,728
Pre-provision pre-tax net revenue	$36,285	$17,744	$16,166	$14,497	$13,701

	Nine Months Ended
Northrim BanCorp, Inc.	September 30, 2025	September 30, 2024

Net interest income	$100,235	$82,342
Provision for credit losses	2,283	2,092
Total other operating income	60,919	29,008
Less: total other operating expense	90,959	75,560
Income before provision for income taxes	$67,912	$33,698

	Nine Months Ended
Northrim BanCorp, Inc.	September 30, 2025	September 30, 2024

Net interest income	$100,235	$82,342
Total other operating income	60,919	29,008
Less: total other operating expense	90,959	75,560
Pre-provision pre-tax net revenue	$70,195	$35,790

Northrim BanCorp Earns $27.1 Million, or $1.20 per Diluted Share in 3Q25
October 22, 2025
27 of 29

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Adjusted net income

Adjusted net income is a non-GAAP measure that represents net income excluding the gain on sale of certain assets by Pacific Wealth Advisors The most comparable GAAP measure is net income and the following tables set forth the reconciliation of net income to adjusted net income for the period indicated.

	Three Months Ended	Nine Months Ended
Northrim BanCorp, Inc.	September 30, 2025	September 30, 2025

Net income	$27,065	$52,167

Net income	$27,065	$52,167
Less: gain on sale by Pacific Wealth Advisors, net of tax	10,870	10,870
Adjusted net income	$16,195	$41,297

Adjusted diluted earnings per share

Adjusted diluted earnings per share is a non-GAAP measure that represents diluted earnings per share excluding the gain on sale of certain assets by Pacific Wealth Advisors The most comparable GAAP measure is diluted earnings per share and the following tables set forth the reconciliation of diluted earnings per share to adjusted diluted earnings per share for the period indicated.

	Three Months Ended	Nine Months Ended
Northrim BanCorp, Inc.	September 30, 2025	September 30, 2025

Net income	$27,065	$52,167
Divided by weighted average shares outstanding, diluted	22,502,680	22,466,554
Diluted earnings per share	$1.20	$2.32

Net income	$27,065	$52,167
Less: gain on sale by Pacific Wealth Advisors, net of tax	10,870	10,870
Adjusted net income	$16,195	$41,297
Divided by weighted average shares outstanding, diluted	22,502,680	22,466,554
Diluted earnings per share	$0.72	$1.84

Northrim BanCorp Earns $27.1 Million, or $1.20 per Diluted Share in 3Q25
October 22, 2025
28 of 29

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Adjusted return on average assets

Adjusted return on average assets is a non-GAAP measure that represents the return on average assets excluding the gain on sale of certain assets by Pacific Wealth Advisors, net of tax expense. The most comparable GAAP measure is return on average assets and the following tables set forth the reconciliation of return on average assets to adjusted return on average assets for the period indicated.

	Three Months Ended	Nine Months Ended
Northrim BanCorp, Inc.	September 30, 2025	September 30, 2025

Net income	$27,065	$52,167
Divided by average assets	3,229,655	3,167,215
Return on average assets[4]	3.32%	2.20%

Net income	$27,065	$52,167
Less: gain on sale by Pacific Wealth Advisors, net of tax	10,870	10,870
Adjusted net income	$16,195	$41,297
Divided by average assets	3,229,655	3,167,215
Adjusted return on average assets[4]	1.99%	1.74%

Adjusted return on average shareholders' equity

Adjusted return on average shareholders' equity is a non-GAAP measure that represents the return on average shareholders' equity excluding the gain on sale of certain assets by Pacific Wealth Advisors, net of tax expense. The most comparable GAAP measure is return on average shareholders' equity and the following tables set forth the reconciliation of return on average shareholders' equity to adjusted return on average shareholders' equity for the period indicated.

	Three Months Ended	Nine Months Ended
Northrim BanCorp, Inc.	September 30, 2025	September 30, 2025

Net income	$27,065	$52,167
Divided by average shareholders' equity	301,082	288,058
Return on average shareholders' equity[4]	35.66%	24.21%

Net income	$27,065	$52,167
Less: gain on sale by Pacific Wealth Advisors, net of tax	10,870	10,870
Adjusted net income	$16,195	$41,297
Divided by average shareholders' equity	301,082	288,058
Adjusted return on average shareholders' equity[4]	21.34%	19.17%

4Calculated using actual days in the quarter or year-to-date divided by 365.

Northrim BanCorp Earns $27.1 Million, or $1.20 per Diluted Share in 3Q25
October 22, 2025
29 of 29

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Adjusted efficiency ratio

Adjusted efficiency ratio is a non-GAAP measure that represents other operating expense to income excluding the gain on sale of certain assets by Pacific Wealth Advisors The most comparable GAAP measure is the efficiency ratio and the following tables set forth the reconciliation of the efficiency ratio to adjusted efficiency ratio for the period indicated.

	Three Months Ended	Nine Months Ended
Northrim BanCorp, Inc.	September 30, 2025	September 30, 2025

Other operating expense	$30,300	$90,959

Net interest income	$35,346	$100,235
Other operating income	31,239	60,919
Total income	$66,585	$161,154
Other operating expense divided by total income	45.51%	56.44%

Other operating expense	$30,300	$90,959

Net interest income	$35,346	$100,235
Other operating income	31,239	60,919
Less: gain on sale by Pacific Wealth Advisors	14,211	14,211
Adjusted total income	$52,374	$146,943
Other operating expense divided by adjusted total income	57.85%	61.90%

Note Transmitted on GlobeNewswire on October 22, 2025, at 12:15 pm Alaska Standard Time.